Exhibit 99.1

News Release

Nucor Announces Promotion of Steve Laxton

to President and Chief Operating Officer;

Dave Sumoski to Retire

CHARLOTTE, N.C., December 4, 2025 – Nucor Corporation (NYSE: NUE) announced today that Stephen D. Laxton, Chief Financial Officer and Executive Vice President, has been promoted to the role of President and Chief Operating Officer effective January 1, 2026. David A. Sumoski, who has served as COO since 2021, will retire effective June 13, 2026, after more than thirty years of service.

Mr. Laxton began his career with Nucor in 2003 as General Manager of Business Development and was promoted to Vice President in 2014. He has served as Nucor’s CFO and Executive Vice President since 2022. The Company will conduct a search for a new Chief Financial Officer, and Mr. Laxton will continue to serve in the role until a new CFO is appointed.

“Over the past 22 years, Steve has demonstrated exceptional leadership and strategic vision and has been instrumental to Nucor’s success. Steve’s new role as President and COO will give him an opportunity to have an even greater impact, and I look forward to working with him in this next chapter of his leadership,” said Leon Topalian, Nucor’s Chair and Chief Executive Officer. “Dave’s retirement and Steve’s promotion reflect our ongoing succession planning process that has been a strategic priority throughout Nucor for many years.”

Mr. Sumoski will transition from his current responsibilities on January 1, 2026. Until his retirement, Mr. Sumoski will continue as an Executive Vice President and advisor to Mr. Topalian and will work closely with Mr. Laxton to ensure a seamless transition.

Mr. Sumoski joined Nucor in 1995 as an electrical supervisor at Nucor Steel Berkeley, later serving as Maintenance Manager. He served as Vice President and General Manager of Nucor Steel Marion, Inc. and Nucor Steel Memphis, Inc. before being named Executive Vice President in 2014. He has served as COO since 2021.

Mr. Topalian commented, “Dave has had an indelible impact on Nucor, and we are deeply appreciative of his leadership over the past 30 years. His tenure has been defined by his deep operational knowledge, strategic thinking and passion for steelmaking. He has played a pivotal role in driving our safety culture and operational excellence across the enterprise. On behalf of all teammates, I wish Dave, his wife Jennifer and their family a long and happy retirement.”

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel racking; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Announces Promotion of Steve Laxton

to President and Chief Operating Officer;

Dave Sumoski to Retire

(Continued)

finished steel; precision castings; steel fasteners; metal building systems; insulated metal panels; overhead doors; steel grating; wire and wire mesh; and utility structures. Nucor, through The David J. Joseph Company and its affiliates, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Contact Information

For Investor/Analyst Inquiries –

Chris Jacobi, chris.jacobi@nucor.com, or Paul Donnelly, paul.donnelly@nucor.com

For Media Inquiries –

Katherine Miller, katherine.miller@nucor.com

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com